FOR IMMEDIATE RELEASE

Contact:          Peter D. Griffith
                  President and Chief Executive Officer
                  FedFirst Financial Corporation
                  Donner at Sixth Street
                  Monessen, Pennsylvania 15062
                  (724) 684-6800

                         FEDFIRST FINANCIAL CORPORATION
                      ANNOUNCES APPOINTMENT OF NEW DIRECTOR

         Monessen, Pennsylvania, June 30, 2005 - FedFirst Financial Corporation (Nasdaq SmallCap: FFCO) the holding company for First Federal Savings Bank, Monessen, Pennsylvania, announced that John M. Kish has been appointed to the Company's board of directors, effective June 28, 2005. Mr. Kish will also serve on the Company's Audit, Compensation and Nominating/Corporate Governance Committees. In making the appointment, the Company increased the size of its board of directors from seven to eight members. Mr. Kish has also been appointed to the Boards of Directors of FedFirst Financial Mutual Holding Company and First Federal Savings Bank.

         Mr. Kish served as the Chairman and Chief Executive Officer of GA Financial, Inc. and its wholly-owned subsidiary, Great American Federal, from 1996 until May 2004.

         Commenting on the appointment, Peter D. Griffith, President and Chief Executive Officer of the Company, said that the Company is fortunate to have the services of an experienced banker and that he and the other board members look forward to working together with Mr. Kish.

         FedFirst Financial Corporation is the holding company for First Federal Savings Bank. First Federal Savings Bank is a community-oriented financial institution offering residential, multi-family and commercial mortgages, consumer loans and commercial loans to individuals and business from seven locations in southwestern Pennsylvania.